EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Neurobiological Technologies, Inc. on Form S-8, pertaining to the Amended and Restated 1993 Stock Plan (Nos. 33-75390, 33-87420, 333-44097, 333-92425, 333-52370 and 333-75410) and the Employee Stock Purchase Plan (Nos. 33-75392 and 333-18519), Form SB-2 (No. 333-38668) and Form S-3 (No. 333-114035) of our report dated July 30, 2004, with respect to the financial statements of Neurobiological Technologies, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ Ernst & Young LLP

Palo Alto, California

September 10, 2004